Exhibit 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                         MARINE MANAGEMENT SYSTEMS, INC.
                               EARNINGS PER SHARE
                        MARCH 31, 1998 AND MARCH 31, 1997

                                   (UNAUDITED)



Method - FAS 128, prior year restated
                                                   1998                   1998                   1997                   1997
                                                  Actual            Weighted Average            Actual            Weighted Average
                                                  ------            ----------------            ------            ----------------
Common shares outstanding - beginning           4,421,120              4,421,120              2,701,110              2,701,110
Less: receivable shares                                 -                      -                (77,767)               (77,767)
                                                                                              ----------            -----------
Common shares outstanding - basic EPS           4,421,120              4,421,120              2,623,343              2,623,343
                                                ----------

Net loss for period                                                   $ (349,374)                                   $ (527,854)
                                                                      -----------                                   -----------

Basic and diluted loss per share                                      $    (0.08)                                   $    (0.20)
                                                                      ===========                                   ===========

Prior stated loss per share                                                  n/a                                    $    (0.18)
                                                                                                                    ===========